UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Medplus Corporation
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                                (Name of Issuer)


                         Common Stock, $.001 par value
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                         (Title of Class of Securities)


                                   584956106
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                                 (CUSIP Number)


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*  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 584956106
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Sands Brothers & Co., Ltd.
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization


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                  5     Sole Voting Power
  Number of
   Shares               2,000,000
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             -0-
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        2,000,000
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        -0-
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,000,000
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


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11    Percent of Class Represented By Amount in Row (9)

      25%
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12    Type of Reporting Person*

      BD
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). NAME OF ISSUER:

      Medplus Corporation

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

      8 S. Nevada Avenue, Colorado Springs, CO 80903

Item 2(a). NAME OF PERSON FILING:

      Sands Brothers & Co., Ltd.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

      90 Park Avenue, 39th Floor, New York, New York 10016

Item 2(c). CITIZENSHIP:

      Delaware

Item 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock

Item 2(e). CUSIP NUMBER:

      584956106

Item 3. REPORTING PERSON:

      BD

Item 4. OWNERSHIP:

      See responses to Items 5-11 on page 2 above.

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

      Not Applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

      Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

      Not Applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

      Not Applicable

Item 9. NOTICE OF DISSOLUTION OF GROUP:

      Not Applicable

Item 10. CERTIFICATION:

      Not Applicable

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 8, 1997                        SANDS BROTHERS & CO., LTD.


                                          By: /s/ Steven B. Sands
                                             -----------------------------
                                          Name: Steven B. Sands
                                               ---------------------------
                                          Title: CEO
                                                --------------------------